                                                                    EXHIBIT 10.9
                                                                  BKMU 2000 10-K


                           FIRST NORTHERN SAVINGS BANK
                              EMPLOYMENT AGREEMENT
                              WITH RICK B. COLBERG

         THIS EMPLOYMENT AGREEMENT ("Agreement") is made and entered into as of this 1st day of November, 2000, by and between First Northern Savings Bank, a federal savings bank (hereinafter referred to as "Employer"), and RICK B. COLBERG (hereinafter referred to as "Executive").

         WHEREAS, Employer is a wholly-owned subsidiary of Bank Mutual Corporation, a registered savings and loan holding company (hereinafter referred to as "Company") and the Company is a majority-owned subsidiary of Mutual Savings Bancorp, MHC, a mutual holding company (hereinafter referred to as "MHC"); and

         WHEREAS, Executive, has been employed by and has served as Senior Vice President, Chief Financial Officer and Treasurer of Employer for many years and has extensive knowledge of and experience in the banking industry; and

         WHEREAS, the Executive possesses an intimate knowledge of the business and affairs of the Bank, including its policies, markets and financial and human resources; and

         WHEREAS, the Board of Directors of Employer believes that it is in the best interests of the Employer and that the Employer would substantially benefit from the continued employment of Executive as an executive member of its management team in the position of Senior Vice President, Chief Financial Officer and Treasurer, and Employer desires to retain Executive in such position, and Executive desires to retain such position; and

         WHEREAS, Executive and Employer have agreed that it is in their mutual best interest to enter into this Agreement pursuant to the terms and conditions described herein.

         NOW, THEREFORE, for good and valuable consideration which is hereby acknowledged by Executive and Employer, including, without limitation, the promises and covenants described herein, the parties hereto hereby agree as follows:

                                    ARTICLE I

                                   EMPLOYMENT

1.1      Term of Employment.

         Employer shall employ Executive for a period of three (3) years commencing on November 1, 2000 (the "Effective Date"). Effective as of the end of the initial three year term and on each anniversary thereafter, the employment term may be extended for a one year term upon agreement of Executive and by affirmative action taken by Employer's Board of Directors not less than sixty (60) days prior to the expiration of the current term of employment. Executive's employment under this Agreement may otherwise be terminated only as contemplated by Sections 2.1, 2.2, 2.3, 2.4, 2.5, 2.6 and 2.7 of this Agreement.

1.2      Duties of Executive.

         Executive is hereby employed full-time to hold the office of Senior Vice President, Chief Financial Officer and Treasurer and to perform such executive duties as are normally performed by persons serving in similar capacities at similar institutions together with such other duties and responsibilities as may be appropriate to Executive's position and as may be from time to time determined by Employer's Board of Directors to be necessary to its operations and in accordance with its bylaws. Employer agrees that it will not reduce Executive's current job title, status and responsibilities without Executive's consent. Executive hereby accepts such employment and undertakes to use his best efforts to discharge his duties and responsibilities. Unless Executive's employment is earlier terminated pursuant to the terms of this Agreement, during the term of this Agreement, Executive shall devote substantially his full business time to the discharge of his duties and responsibilities under this Agreement, except for vacations in accordance with this Agreement and with Employer's vacation policy applicable to executive personnel. This provision shall not prevent Executive from devoting a reasonable amount of time during normal business hours to serving as a director, trustee or member of any charitable, community, trade or financial industry board, committee or organization.

1.3      Base and Incentive Compensation.

         During the term of this Agreement, Executive shall be entitled to an annual base salary equal to not less than $88,500 per year. Executive's annual salary will be reviewed annually by the Board of Directors of Employer on the basis of his performance to such date and the progress of Employer and shall be increased as of such date if so determined by the Board in its absolute discretion. The Board of Directors may also increase Executive's compensation at any other time, in its absolute discretion. Executive shall also be entitled to receive incentive compensation which compensation shall be calculated in accordance with the provisions of Employer's incentive compensation plan, as in effect from time to time. Executive's base salary shall be payable periodically according to the normal practice of Employer and his incentive compensation shall be payable as earned in accordance with the provisions of Employer's incentive compensation plan.

1.4      Expense Reimbursement.

         Executive shall be entitled to reimbursement of business expenses reasonably incurred in connection with his employment, and expenses incurred by his spouse when accompanying Executive on business trips upon presentation of adequate documentation and to the extent then permitted by Employer's general practices and policies for reimbursement of such expenses.

1.5      Benefits.

         (a) In accordance with Employer's policies, in effect from time to time, Executive shall be entitled, at the expense of Employer, to: (i) a membership or appropriate affiliation with a service club and (ii) the full-time use of an Employer-owned or leased automobile and reasonable associated expenses. Executive shall have access to mortgage and consumer financing from Employer with terms consistent with the normal practice of Employer. In accordance with Employer's policies, in effect from time to time, Executive shall also be provided with such educational assistance as is reasonably related to the performance of his duties hereunder.

         (b) Executive shall be entitled to an annual vacation, sick leave and other time off in accordance with Employer's established Personnel Policy as in effect from time to time.

         (c) Employer shall maintain for Executive term life insurance coverage in such amount as is provided in accordance with Employer's established policy in effect from time to time. Such life insurance shall be maintained for the benefit of the Executive, who shall be entitled to designate all beneficiaries of such life insurance.

         (d) Employer shall maintain medical and dental insurance on such terms and in such amounts as are generally offered to or provided for any other executives of Employer. Employer shall also pay for the cost of an annual physical examination of the Executive.

         (e) Executive shall be entitled to participate in all of Employer's retirement or pension plans, stock option, employee stock option plans or other similar plans as in effect from time to time in accordance with and to the extent qualified under the provisions of such plans.

         (f) Executive shall be entitled to participate, at Employer's expense, in any short-term and long-term disability plans which cover other executives of the Employer.

         (g) In addition to the foregoing benefits, Executive shall also be entitled to participate in any such other employee benefit plans or programs as are offered to or provided for any other executive of Employer from time to time.

         (h) Notwithstanding the foregoing, Executive shall not be entitled to participate in any employee benefit plans or programs offered by an affiliate of the Employer.

1.6      Officers Insurance.

         For so long as Executive shall be an officer of Employer, Employer shall use its best efforts to provide Executive with insurance coverage against business liability to the extent that such coverage is reasonably available for officers of financial institutions of comparable size.

1.7      Indemnity by Employer.

         For valuable consideration, and as a material inducement to Executive to enter into this Agreement, Employer shall take whatever actions are necessary to provide indemnification of Executive by Employer for business liability, including without limitation, liability as an officer to all interested parties, to the fullest extent it can be made available under applicable law.

                                   ARTICLE II

                            TERMINATION OF EMPLOYMENT

2.1      Termination at Expiration of the Term of this Agreement.

         (a) If Executive elects to terminate Executive's employment with Employer at the end of the initial three-year term under Section 1.1, Executive shall be entitled to receive (i) Executive's theretofore unpaid base salary and incentive compensation for the period of employment, and (ii) compensation for accrued but unused vacation time. Executive and his spouse and dependents will be entitled to further medical coverage, at his and/or their expense, to the extent required by the Consolidated Omnibus Reconciliation Act of 1985 ("COBRA").

         (b) If the Employer elects to terminate Executive's employment with Employer at the end of the initial three-year term under Section 1.1, Executive shall be entitled to receive (i) an amount equal to two times his annual base salary at the date of termination, (ii) Executive's theretofore unpaid base salary and incentive compensation for the period of employment, and (iii) compensation for accrued but unused vacation time. Executive shall be owed and Employer shall be obligated to pay to Executive the aggregate amount provided in clauses (i), (ii) and (iii) above (other than incentive compensation which shall be payable when earned as provided in Section 1.3 hereof), within thirty (30) days after the termination of Executive pursuant to this Section 2.1(b), and until such amounts are paid in full to Executive, interest shall accrue on said amount as of the date first due at the rate of eighteen percent (18%) per annum, compounded daily. Furthermore, at Employer's cost, Employer shall continue to provide Executive with the following benefits, consistent with the terms and conditions set forth in Section 1.5 hereof: (i) life insurance and medical, dental and optical insurance, to the extent the same can be provided under the arrangements in effect at the time of termination, and (ii) any other benefits to which Executive is entitled by law or the specific terms of Employer's policies in effect at the time of his termination of employment. Benefits will be continued pursuant to this Section 2.1(b) for a period of twelve (12) months from the date of termination of employment, unless Executive becomes employed by another company and becomes eligible for employment benefits substantially similar to those which would otherwise be provided under this Section. Notwithstanding the foregoing, Executive and his spouse and dependent children will be entitled, at Executive's expense, to further medical coverage to the extent required by COBRA which shall, in this case, be deemed to commence upon expiration of the twelve (12) month period set forth in the preceding sentence. Notwithstanding anything contained herein to the contrary, if Executive becomes unable to perform each of the material duties of his employment under this Agreement prior to his termination of employment pursuant to this paragraph (b), and Executive thereafter, as a result of the same condition, becomes Totally and Permanently Disabled as defined in Section 2.3, Executive will be entitled to the Full Disability Benefits (as defined in Section 2.3) provided for in Section 2.3 upon his termination of employment.

2.2      Termination for Death or Retirement.

         If Executive's employment is terminated by reason of Executive's retirement or death then Executive, or Executive's personal representative, as the case may be, shall be entitled to receive (a) Executive's theretofore unpaid base salary and incentive compensation for the period of employment, prorated to the end of the calendar month in which such termination occurs, and (b) compensation for accrued but unused vacation time. Employer shall pay the amounts due under this Section 2.2 to Executive or Executive's personal representative within thirty (30) days of Executive's retirement or death, as the case may be. Executive's spouse and dependent children shall continue to be entitled, at the expense of Employer in the case of death and at the expense of Executive in the case of retirement, to further medical coverage to the extent required by COBRA. The term "retirement" for purposes of this Agreement shall mean the point in time after the Executive reaches 55 years of age and at which Executive gives notice to Employer that he is retiring.

2.3      Termination for Disability.

         If Executive becomes Totally and Permanently Disabled during the term of this Agreement, Executive's employment may be terminated by the Employer at any time during the continuance of such disability. The Executive is Totally and Permanently Disabled if he is unable to perform each of the material duties of his employment under this Agreement, by reason of any disability, illness, accident or condition, for a period of more than six consecutive months during any twelve-month period, which is expected to continue for more than one year as certified by a medical doctor of Executive's own choosing and concurred in by a doctor of Employer's choosing.

         Upon termination as described in this Section 2.3, Executive shall be entitled to receive (a) an amount equal to one hundred percent (100%) of Executive's annual base salary at the date of termination, (b) Executive's theretofore unpaid base salary and incentive compensation for the period of employment, prorated to the end of the calendar month in which such termination occurs, and (c) compensation for accrued but unused vacation time. In addition, at Employer's cost, Employer shall continue to provide Executive with the following benefits, consistent with the terms and conditions set forth in Section 1.5 hereof: (i) life insurance and medical, dental and optical insurance, to the extent the same can be provided under the arrangements in effect at the time of termination, and (ii) any other benefits to which the Executive is entitled by law or the specific terms of Employer's policies in effect at the time of his termination of employment. Benefits will be continued pursuant to this Section 2.3 for a period of twelve (12) months from the date of termination of employment, unless Executive becomes employed by another company and becomes eligible for employment benefits substantially similar to those which would otherwise be provided under this Section. Notwithstanding the foregoing, Executive and his spouse and dependent children shall continue to be entitled, at Executive's expense, to further medical coverage to the extent required by COBRA. In addition to the foregoing, Employer and Executive intend that Executive will receive benefits upon his termination of employment pursuant to this
Section 2.3 (or upon his termination of employment pursuant to an election by Employer under Section 1.1, if Executive becomes unable to perform each of the material duties of his employment under this Agreement prior to such termination of employment, and Executive thereafter, as a result of the same condition, becomes Totally and Permanently Disabled) comparable in amount to those Executive would receive under Employer's current short-term and long-term disability plans as if the maximum benefit limitation did not apply (such benefits referred to hereafter as "Full Disability Benefits"). Full Disability
Benefits shall be provided through the end of the Severance Period as defined in Section 2.5. Employer may obtain and maintain insurance coverage to provide for the Full Disability Benefits, which insurance coverage may include insured benefits under the Employer's short-term and long-term disability plans for executives (all such insurance referred to hereafter as "Disability Insurance"). To the extent that the payments to Executive under the Disability Insurance are less than the payments due under the Full Disability Benefits, Employer shall be obligated to provide the amount of such deficiency out of its general funds. Such deficiency shall be paid by Employer to Executive in the form of a monthly supplement to any Disability Insurance payments.

2.4      Voluntary Termination by Executive or Termination by Employer for
         Cause.

         Employer may terminate Executive's employment hereunder for cause (as such term is defined below). If Executive's employment is voluntarily terminated by Executive or is terminated by Employer for cause, Executive shall be entitled to receive (a) Executive's theretofore unpaid base salary and incentive compensation for the period of employment, prorated to the date of termination, and (b) compensation for accrued but unused vacation time, but shall not be entitled to any compensation or employment benefits pursuant to this Agreement for any period after the date of termination, or the continuation of any benefits except as may be required by law, including, at his own expense, COBRA.

         Termination by Employer for cause shall mean termination because of the Executive's Personal Dishonesty (as hereinafter defined), Incompetence (as hereinafter defined), Willful Misconduct (as hereinafter defined), breach of fiduciary duty involving personal profit, intentional failure to perform stated duties, willful violation of any law, rule, or regulation (other than traffic violations or similar offenses) or final cease-and-desist order, or material breach of any provision of this Agreement; provided, however, in the event Employer determines that Executive has intentionally failed to perform his stated duties or materially breached this Agreement, Employer may not terminate Executive for cause unless Employer has notified Executive of such failure or breach, Executive has been given a reasonable period of time to cure such failure or breach, and in the opinion of Employer, Executive has not cured such failure or breach. For the purpose of this Agreement: (i) "Incompetence" means Executive's demonstrated lack of ability to perform the duties assigned to him which lack of ability directly causes (or the Board of Directors determines is reasonably likely to cause) material injury to Employer; (ii) "Personal Dishonesty" means conduct on the part of Executive which evinces a want of integrity or an intentional breach of trust and which directly causes (or the Board of Directors determines is reasonably likely to cause) material injury to Employer; and (iii) "Willful Misconduct" means conduct on the part of Executive which evinces a deliberate disregard of the interest of Employer and which causes (or the Board of Directors determines is reasonably likely to cause) direct material injury to Employer.

2.5      Termination by Employer Without Cause or Termination by Executive for
         Cause.

         (a) In the event Employer reduces Executive's base compensation, responsibilities or duties without Executive's consent or otherwise breaches this Agreement, Executive may elect to terminate this Agreement for cause. In the event Employer terminates Executive other than under Section 2.1 (expiration of the term), Section 2.2 (death/retirement), Section 2.3 (disability) or
Section 2.4 (voluntary termination by Executive or termination by Employer for cause) or Executive elects to terminate his employment hereunder for cause, then in either such event Executive shall receive (i) one hundred percent (100%) of his annual base salary at the time of termination through the end of the Severance Period (as hereinafter defined) (ii) Executive's theretofore unpaid base salary and incentive compensation, prorated to the end of the calendar month in which such termination occurs, and (iii) compensation for accrued but unused vacation time. Executive shall be owed, and Employer shall be obligated to pay to Executive, the entire amount provided in clauses (i), (ii) and (iii) above (other than incentive compensation which shall be payable within the period of time provided in Section 1.3) within thirty (30) days after the termination of Executive pursuant to this Section 2.5, and until such amount is paid in full to Executive, interest shall accrue on said amount as of the date first due at the rate of eighteen percent (18%) per annum, compounded daily. For purposes of this Agreement, the "Severance Period" shall be as follows: if the termination shall occur within the initial three year employment term of this Agreement, the Severance Period shall be three years; if the termination shall occur within the first year after the expiration of the initial three year employment term, the Severance Period shall be two years; and if the termination shall occur more than one year after the expiration of the initial three year employment term, the Severance Period shall be one year.

         (b) Furthermore, if Employer terminates Executive pursuant to this
Section 2.5, at Employer's cost, Employer shall continue to provide Executive with the following benefits, consistent with the terms and conditions set forth in Section 1.5 hereof: (i) life insurance and medical, dental and optical insurance, to the extent the same can be provided under the arrangements in effect at the time of termination, and (ii) any other benefits to which Executive is entitled by law or the specific terms of Employer's policies in effect at the time of his termination of employment. Benefits will be continued pursuant to this Section 2.5 through the end of the Severance Period, unless Executive becomes employed by another company and is eligible for employment benefits substantially similar to those which would otherwise be provided under this Section. Notwithstanding the foregoing, Executive and his spouse and dependent children will be entitled, at Executive's expense, to further medical coverage to the extent required by COBRA which shall, in this case, be deemed to commence upon expiration of the period set forth in the preceding sentence.

         (c) If Employer terminates Executive pursuant to this Section 2.5, the Executive shall also be entitled to receive an additional benefit. Such benefit shall be a single sum cash payment in an amount equal to the product of the Employer's annual aggregate contribution, for the benefit of the Executive in the year preceding termination, to all qualified retirement plans in which the Executive participated multiplied by the number of years in the Severance Period. Such benefit shall be in addition to any benefit payable from any qualified or nonqualified plans or programs maintained by the Employer at the time of termination.

2.6      Termination by Executive Due to Change in Control.

         (a) Following a Change in Control (as hereinafter defined), Executive may, by giving notice to Employer, immediately terminate his employment under this Agreement upon the occurrence of any of the following:

         (i) any reduction in Executive's base or incentive compensation, or employee benefits described in Section 1.4, 1.5, 1.6 and 1.7 and provided to Executive immediately preceding a Change in Control (other than changes in benefits required by law and applicable to all employees generally), or any assignment to any position, responsibilities or duties that are less significant than his position, duties and responsibilities as of the time immediately preceding a Change in Control;

         (ii) a transfer of Executive by Employer requiring Executive to have his principal location of work more than fifty (50) miles from Executive's principal location of work immediately prior to the Change in Control; or

         (iii) a requirement by Employer that Executive travel materially more than that amount of time which has historically been required by Employer such that Executive is required to be away from his place of residence for more than three weekends in a calendar year or for four or more week nights per week during any three weeks in a calendar year.

         If Executive terminates this Agreement pursuant to this Section 2.6, Executive shall have the right to receive payments and benefits under, and to the extent provided by, Section 2.5 as if a termination by Employer without cause had occurred. In addition, Executive shall be entitled to the continued full-time use of an Employer-owned or leased automobile, membership in a service and recreational club for a period of twelve (12) months from the date of termination of employment.

         (b) For purposes of this Agreement, a "Change in Control" shall be deemed to have occurred if: (1) any "person" (as such term is used in Section 13(d) and 14(d)(2) of the Securities Exchange Act of 1934) other than MHC or the Company becomes the owner of securities of the Employer, or any person other than MHC becomes the beneficial owner, directly or indirectly, of a majority of the capital stock of the Company in a transaction or transactions subject to the notice provisions of the Change in Bank Control Act of 1978, (12 USC ss. 1817(j)) as amended from time to time, or approval under the Savings and Loan Holding Company Act (12 USC ss. 1467a), as amended from time to time; (2) someone other than the Company or MHC becomes owner of more than 25% of the voting securities of the Employer; (3) during any period of two (2) consecutive years, the individuals, who at the beginning of any such period constituted the directors of the Employer or the Company, cease for any reason to constitute at least a majority thereof; or (4) the filing by the Company of a report or proxy statement with the Securities and Exchange Commission of the Office of Thrift Supervision disclosing in response to Item 1 of Form 8-K or Item 5 of Part II of Form 10-Q, each promulgated pursuant to the Securities Exchange Act of 1934, as amended ("Exchange Act") or Item 6(e) of Schedule 14A promulgated thereunder, or successor Items, that a change in control of the Company has or may have occurred pursuant to any contract or transaction.

         However, notwithstanding the foregoing provisions, the following events or occurrences shall not constitute a "Change in Control" hereunder:

         (i) The merger, consolidation or other combination of the Employer with, or sale of the Employer to, or assumption of the Employer by any company controlled by, controlling or under control with the Company or the MHC if the entity with which the Employer is combined assumes this Agreement, in which event such successor shall be deemed to be the "Employer" hereunder.

         (ii) A further reorganization of the Company and MHC in which the shareholders of the Company prior to such reorganization, the members of MHC and any members of the public, which acquire shares of such entity pursuant to a public offering of securities approved in advance by the board of directors of MHC, together control the successor entity, in which event such successor entity shall then be deemed to be the "Company" hereunder.

2.7      Termination or Suspension as Required by Law.

         (a) If the Executive is suspended and/or temporarily prohibited from participating in the conduct of the Employer's affairs by a notice serviced under section 8 (e)(3) or (g)(1) of the FDIA (12 U.S.C. 1818(e)(3) and (g)(1)) the Employer's obligations under this Agreement shall be suspended as of the date of service unless stayed by appropriate proceedings. If the charges in the notice are dismissed, the Employer may in its discretion (i) pay the Executive all or part of the severance benefit withheld while its contract obligations were suspended, and (ii) reinstate (in whole or in part) any of its obligations which were suspended.

         (b) If the Executive is removed and/or permanently prohibited from participating in the conduct of the Employer's affairs by an order issued under section 8 (e)(4) or (g)(1) of the FDIA (12 U.S.C. 1818 (e)(4) or (g)(1)), all
obligations of the Employer under this Agreement shall terminate as of the effective date of the order, but vested rights of the Executive and the Employer shall not be affected.

         (c) If the Employer is in default (as defined in section 3(x)(1) of the FDIA, all obligations under this Agreement shall terminate as of the date of default, but this Section 2.7 shall not affect any vested rights of the Executive or the Employer.

         (d) All obligations under this Agreement shall be terminated except to the extent determined that continuation of the contract is necessary for the continued operation of the Employer.

                           (i) By the Director of the Office of Thrift
         Supervision (the "Director") or his or her designee, at the time the Federal Deposit Insurance Corporation or Resolution Trust Corporation enters into an agreement to provide assistance to or on behalf of the Employer under the authority contained in 13(c) of the FDIA; or

                           (ii) By the Director or his or her designee, at the time the Director or his or her designee approves a supervisory merger to resolve problems related to operation of the Employer or when the Employer is determined by the Director to be in an unsafe or unsound condition.

                  Any rights of the Executive which have vested, including those which vest pursuant to this Agreement, shall not be affected by such action.

2.8      Successors and Binding Agreements.

         (a) This Agreement shall be binding upon and inure to the benefit of Employer and any Successor of or to Employer, but shall not otherwise be assignable or delegatable by Employer. "Successor" shall mean any successor in interest, including, without limitation, any entity, individual or group of persons acquiring directly or indirectly all or substantially all of the business or assets of Employer whether by sale, merger, consolidation, reorganization or otherwise.

         (b) This Agreement shall inure to the benefit of and be enforceable by Executive's personal or legal representatives, executors, administrators, successors, heirs, distributees and legatee.

         (c) Employer shall require any Successor to agree (in such form as is reasonably requested by Executive) to perform this Agreement to the same extent as the original parties would be required if no succession had occurred.

         (d) This Agreement is personal in nature and neither of the parties shall, without the consent of the other, assign, transfer or delegate this Agreement or any rights or obligations hereunder except as expressly provided in this Section 2.8.

2.9      Limitations on Termination Compensation.

         (a) In the event that the severance benefits payable to the Executive under Sections 2.5, or 2.6 ("Severance Benefits"), or any other payments or benefits received or to be received by the Executive from the Employer (whether payable pursuant to the terms of this Agreement or any other plan, agreement or arrangement with the Employer) or any corporation ("Affiliate") affiliated with the Employer within the meaning of Section 1504 of the Internal Revenue Code of 1986, as amended (the "Code"), in the opinion of tax counsel selected by the Employer's independent auditors and acceptable to the Executive, constitute "parachute payments" within the meaning of Section 280G(b)(2) of the Code, and the present value of such "parachute payments" equals or exceeds three (3) times the average of the annual compensation payable to the Executive by the Employer (or an Affiliate) and includible in the Executive's gross income for federal income tax purposes for the five (5) calendar years preceding the year in which a change in ownership or control of the Employer occurred ("Base Amount"), such Severance Benefits shall be reduced to an amount the present value of which (when combined with the present value of any other payments or benefits otherwise received or to be received by the Executive from the Employer (or an Affiliate) that are deemed "parachute payments") is equal to 2.99 times the Base Amount, notwithstanding any other provision to the contrary in this Agreement. The Severance Benefits shall not be reduced if (A) the Executive shall have effectively waived his receipt or enjoyment of any such payment or benefit which triggered the applicability of this Section 2.9, or (B) in the opinion of tax counsel, the Severance Benefits (in its full amount or as partially reduced, as the case may be) plus all other payments or benefits which constitute "parachute payments" within the meaning of Section 280G(b)(2) of the Code are reasonable compensation for services actually rendered, within the meaning of Section 280G(b)(4) of the Code, and such payments are deductible by the Employer. The Base Amount shall include every type and form of compensation includible in the Executive's gross income in respect of his employment by the Employer (or an Affiliate), except to the extent otherwise provided in temporary or final regulations promulgated under Section 280G(b) of the Code. For purposes of this
Section 2.9, a "change in ownership or control" shall have the meaning set forth in Section 280G(b) of the Code and any temporary or final regulations promulgated thereunder. The present value of any non-cash benefit or any deferred cash payment shall be determined by the Employer's independent auditors in accordance with the principles of Sections 280G(b)(3) and (4) of the Code.

         (b) The Executive shall have the right to request that the Employer obtain a ruling from the Internal Revenue Service ("Service") as to whether any or all payments or benefits determined by such tax counsel are, in the view of the Service, "parachute payments" under Section 280G. If a ruling is sought pursuant to the Executive's request, no Severance Benefits payable under this Agreement shall be made to the Executive until after fifteen (15) days from the date of such ruling. For purposes of this Section 2.9(b), the Executive and the Employer agree to be bound by the Service's ruling as to whether payments constitute "parachute payments" under Section 280G. If the

Service declines, for any reason, to provide the ruling requested, the tax counsel's opinion provided in Subsection 2.9(a) with respect to what payments or benefits constitute "parachute payments" shall control, and the period during which the Severance Benefits may be deferred shall be extended to a date fifteen
(15) days from the date of the Service's notice indicating that no ruling would be forthcoming.

         (c) In the event that Section 280G, or any successor statute, is repealed, this Section 2.9 shall cease to be effective on the effective date of such repeal. The parties to this Agreement recognize that final regulations under Section 280G of the Code may affect the amounts that may be paid under this Agreement and agree that, upon issuance of such final regulations, this Agreement may be modified as in good faith deemed necessary in light of the provisions of such regulations to achieve the purposes of this Agreement, and that consent to such modifications shall not be unreasonably withheld.

         (d) Any payments made to the Executive pursuant to this Agreement, or otherwise, are subject to and conditioned upon their compliance with section 18(k) of the Federal Deposit Insurance Act (12 USC ss. 1828(k)) and any regulations promulgated thereunder.

                                   ARTICLE III

                                 NONCOMPETITION

3.1      Noncompetition.

         (a) While the Executive is employed by the Employer and during the Post-Employment Noncompetition Period (as defined below), Executive will not directly or indirectly as a principal, agent, owner, employee, consultant, trustee, beneficiary, distributor, partner, co-venturer, officer, director, stockholder or in any other capacity:

                  (i) own, operate, manage, join, finance, control, participate in ownership, management, operation or control of, or be paid or employed by or acquire any securities of, or otherwise become associated with or provide assistance to any Significant Competitor of the Employer. For purposes of this Agreement, the term Significant Competitor means any financial institution including, but not limited to, any commercial bank, savings bank, savings and loan association, credit union, or mortgage banking corporation which, at the time of termination of Executive's employment with the Employer, or during the period of this covenant not to compete, has a home, branch or other office in Brown County or within 50 miles of Executive's principal place of employment immediately prior to Executive's termination of employment.

                  (ii) divert or attempt to divert any business from the Employer or engage in any act likely to cause any present or future customer or supplier of the Employer to discontinue or curtail its business with the Employer or to do business with another entity, firm, business, activity or enterprise directly or indirectly competitive with the Employer;

                  (iii) contact, sell or solicit to sell, or attempt to contact, sell or solicit to sell products or services competitive with those of the Employer to any present or future customer of the Employer with which Executive has had contact while performing services hereunder for the Employer; or

                  (iv) solicit, cause or seek to cause any employee of the Employer to terminate, curtail or otherwise modify his or her employment relationship with the Employer for the purpose of entering into an employment or other relationship with Executive or with any entity, firm, business, activity or enterprise with which Executive is directly or indirectly affiliated.

         For purposes of this Agreement, the Post-Employment Noncompetition Period shall be the greater of one year or the period for which Executive has received post-employment compensation under Article II (i.e., two years for a termination under Section 2.1(b) and the Severance Period for a termination under Section 2.5 or Section 2.6); provided that the Post-Employment Noncompetition Period shall not exceed two years.

         (b) Notwithstanding the provisions of Section 3.1(a) hereof, Executive may:

                  (i) acquire securities of any entity the securities of which are publicly traded, provided that the value of the securities of such entity held directly or indirectly by Executive immediately following such acquisition is less than 5% of the total value of the then outstanding class or type of securities acquired; and

                  (ii) perform services for a business which is similar to or competitive with the Employer if such company is also engaged in another business which is not similar to or competitive with the Employer and Executive's services are restricted to such other business to the reasonable satisfaction of the Employer provided the Employer approves in writing of such services, which approval shall not be unreasonably withheld.

         (c) Executive acknowledges and agrees that the restrictions set forth in this Section 3.1 are founded on valuable consideration and are reasonable in duration and geographic area in view of the circumstances under which this Agreement is executed and that such restrictions are necessary to protect the legitimate interests of the Employer. In the event that any provision of this
Section 3.1 is determined to be invalid by any court of competent jurisdiction, the provisions of this Section 3.1 shall be deemed to have been amended and the parties will execute any documents and take whatever action is necessary to evidence such amendment, so as to eliminate or modify any such invalid provision and to carry out the intent of this Section 3.1 so to render the terms of this
Section 3.1 enforceable in all respects as so modified.

         (d) Executive acknowledges and agrees that irreparable injury will result to the Employer in the event Executive breaches any covenant contained in this Section 3.1 and that the remedy at law for such breach will be inadequate. Therefore, if Executive engages in any act in violation of the provisions of this Section 3.1, the Employer shall be entitled, in addition to such other remedies and damages as may be available to it by law or under this Agreement, to injunctive or other equitable relief to enforce the provisions of this Section 3.1.

                                   ARTICLE IV

                             LEGAL FEES AND EXPENSES

         It is the intent of Employer that Executive not be required to incur the expenses associated with the enforcement of his rights under this Agreement by litigation, arbitration or other legal action because the cost and expense thereof would substantially detract from the benefits intended to be extended to Executive hereunder. Accordingly, if it should appear to Executive that Employer has failed to comply with any of its obligations under this Agreement or in the event that Employer or any other person takes any action to declare this Agreement void or unenforceable, or institutes any litigation, arbitration or other legal action designed to deny, or to recover from Executive, the benefits intended to be provided to Executive hereunder, Employer irrevocably authorizes Executive from time to time to retain counsel of his choice, at the expense of Employer as hereafter provided, to represent Executive in connection with the initiation or defense of any litigation, arbitration or other legal action, whether by or against Employer or any director, officer, shareholder or other person affiliated with Employer, in any jurisdiction. Notwithstanding any existing or prior attorney- client relationship between Employer and such counsel, Employer irrevocably consents to Executive's entering into an attorney-client relationship with such counsel, and in that connection Employer and Executive agree that a confidential relationship shall exist between Executive and such counsel. Employer shall pay and be solely responsible for reasonable and necessary attorneys' and related fees and expenses incurred by Executive as a result of Employer's failure to perform this Agreement or any provision thereof or as a result of Employer or any person contesting the validity or enforceability of this Agreement or any provision thereof as aforesaid, but only if Executive obtains a final legal judgment or settlement in his favor. All fees and expenses due hereunder shall be paid upon presentation by Executive to Employer of a statement or statements prepared by such counsel and containing such information and detail as may be requested by Employer.

                                    ARTICLE V

                               GENERAL PROVISIONS

5.1      Entire Agreement.

         This Agreement supersedes any other agreements, oral or written, between the parties with respect to the employment of Executive by Employer including the employment agreement dated as of January 2, 1990 (and as subsequently amended) between the parties, and contains all of the agreements and understandings between the parties with respect to such employment, provided however, that this Agreement shall not supersede or affect the terms of any employee benefit arrangement in existence on the date of this Agreement and in which the Executive is participating on that date, including, but not limited to all pension, retirement, deferred compensation, 401(k), excess benefit or other similar plans. Any waiver or modification of any term of this Agreement shall be effective only if it is signed in writing by both parties.

5.2      Withholding of Taxes.

         Employer may withhold from any amounts payable under this Agreement all federal, state, city or other taxes as shall be required pursuant to any law or government regulation or ruling.

5.3      Notices.

         Any notice to be given hereunder by either party to the other may be made by personal delivery in writing or by mail, registered or certified, postage prepaid with return receipt requested. Mailed notices shall be addressed to the parties at the addresses appearing below, but each party may change his or its address by written notice in accordance with this paragraph. Notices delivered personally shall be deemed communicated as of actual receipt; mailed notices shall be deemed communicated five (5) days after the date of mailing.

         If to Employer, addressed to:

         First Northern Savings Bank
         Attn: President
         201 North Monroe Avenue
         Green Bay, WI 54305
         Fax No: (920) 437-1581

         If to Executive, addressed to:

         ---------------------------------
         ---------------------------------
         ---------------------------------
         ---------------------------------


5.4      Governing Law.

         This Agreement shall be construed in accordance with and governed by the laws of the State of Wisconsin and, to the extent applicable, of the United States.

5.5      Incapacity.

         If Employer shall reasonably and in good faith find that any person to whom any payment is payable under this Agreement is unable to care for his or her affairs because of illness or accident, or is a minor, any payment due (unless a prior claim therefor shall have been made by a duly appointed guardian, committee, or other legal representative) may be paid to the spouse, a child, a parent, or a brother or sister, or to any person reasonably and in good faith deemed by Employer to have incurred expense for such person otherwise entitled to payment in such manner and proportions as Employer may determine in its sole discretion. Any such payment shall be a complete discharge of the liabilities of Employer to make such payment to Executive.

5.6      Waivers.

         The waiver by any party of any breach, default, misrepresentation or breach of warranty or covenant in this Agreement, whether intentional or not, shall be in writing and shall not be deemed to extend to any prior or subsequent breach, default, misrepresentation or breach of warranty or covenant herein and shall not affect in any way any rights arising by virtue of any such prior or subsequent occurrence.

5.7      Severability.

         In case any one or more of the provisions contained in this Agreement should be invalid, illegal, or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions contained in this Agreement shall not in any way be affected or impaired thereby.

5.8      Remedies Cumulative.

         Remedies under this Agreement of any party hereto are in addition to any remedy or remedies to which such party is entitled or may become entitled at law or in equity.

5.9      Counterparts.

         This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same agreement.

5.10     Headings.

         The headings in this Agreement are for convenience of reference only, and under no circumstances should they be construed as being a substantive part of this Agreement nor shall they limit or otherwise affect the meaning thereof.

5.11     Additional Documents

         Each of the parties hereto, without further consideration, agrees to execute and deliver such additional documents and to take such other actions reasonably necessary to more effectively consummate the purposes of this Agreement.

         IN WITNESS WHEREOF, the parties have executed this Employment Agreement as of the day and year first above written.

                                       FIRST NORTHERN SAVINGS BANK


                                       By:      /s/
                                          --------------------------------------

                                       Attest:
                                              ----------------------------------

                                       EXECUTIVE

                                            /s/
                                       -----------------------------------------
                                       RICK B. COLBERG